ADMIRAL THOMAS FARGO JOINS HAWAIIAN HOLDINGS BOARD

         San Diego, California - Hawaiian Holdings, Inc. ("Holdings") (Amex: HA)
is pleased to announce Admiral Thomas B. Fargo has been named to board of directors of Holdings, parent company of Hawaiian Airlines.

Lawrence Hershfield, Chairman of Holdings, stated "Admiral Fargo brings tremendous experience and leadership that will help ensure the continued success of Hawaiian Airlines. We are very fortunate to add him to the Board."

Admiral Fargo, 56, is the former Commander U.S. Pacific Command, at Camp H.M.
Smith, Hawaii, where he led the largest of the U.S. unified military commands and directed Army, Navy and Air Force operations from the U.S. west coast to the east coast of Africa, a position he held from May 2002 until February 2005. From
1999 to 2002, Admiral Fargo held the position of Commander in Chief, U.S.
Pacific Fleet. From 1996 to 1998 he commanded the U.S. FIFTH Fleet and Naval
Forces of the Central Command. During his 35 years of service he held various other leadership and command positions in the United States Navy. He is a recipient of the Vice Admiral James Bond Stockdale Award for Inspirational
Leadership. His personal decorations include the Distinguished Service Medal
(four awards), the Defense Superior Service Medal and the Legion of Merit (three awards). He also a director of Hawaiian Electric Industries and is on the Board of Governors of Iolani School. He is Chairman of Loea Corp and Sago Systems
which are subsidiaries of Trex Enterprises Corp. Admiral Fargo is a 1970
graduate of the United States Naval Academy.